Exhibit 10.3

Ingredion Incorporated

Stock Incentive Plan

2018 Restricted Stock Units Award Agreement

Ingredion Incorporated (the “Company”) has granted you an award of Restricted Stock Units (the “Award”) under the Ingredion Incorporated Stock Incentive Plan (the “Plan”). The Award represents the right to receive shares of Company Common Stock in the future. The grant date of the Award and the number of Restricted Stock Units covered by this Award are set forth in the document you have received entitled “Notice of Grant of Restricted Stock Units.” The Notice of Grant of Restricted Stock Units and this Restricted Stock Units Award Agreement collectively constitute the Agreement relating to the Award. This Award Agreement and the Plan together govern your rights under the Award and the Plan and set forth all of the conditions and limitations affecting such rights.

Capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan or in this Award Agreement. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, except as otherwise expressly provided in the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

Overview of Your Grant

1.	General. Except as provided below, you shall not be entitled to any privileges of ownership with respect to the shares of Common Stock subject to the Award unless and until, and only to the extent, the Restricted Stock Units subject to the Award are settled and you become a stockholder of record with respect to such shares as provided herein. The Company agrees to reserve and keep available, either in treasury or out of its authorized but unissued shares of Common Stock, the full number of shares subject to the Award.

2.	Grant Date. February 6, 2018.

3.

Vesting Period. The Restricted Stock Units awarded and/or credited under this Award Agreement will become fully vested on February 6, 2021 (the “Vesting Date”). During the period beginning on the Grant Date and ending on the Vesting Date (the “Vesting Period”), the Restricted Stock Units awarded and/or credited under this Award Agreement may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in the Plan or this Award Agreement. If all of the terms and conditions of this Award Agreement and the Plan are met on the Vesting Date, subject to Section 11 of this Award Agreement, then you will be issued certificates for the number of shares of Common Stock subject to the Restricted Stock Units then held by you which were issued and/or credited to you under this Award Agreement. The issuance shall occur upon the Vesting Date or as soon as administratively practicable thereafter (but in no event later than thirty (30) days following the Vesting Date). Notwithstanding the effect that Section 5.8(a)(1) of the Plan would otherwise have, unless otherwise determined by the Committee, in the event of a Change in Control pursuant to Section 5.8(b)(3) or (4) of the Plan in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act (and, for the avoidance of doubt, not in the event of a Change in Control to which Section 5.8(a)(2) of the Plan applies), the Restriction Period applicable to the Restricted Stock Units shall lapse as a result of such Change in Control only in the event you also terminate employment with the Company or any of its Subsidiaries or affiliates for Good Reason, or if your employment is terminated by the Company or any of its Subsidiaries or affiliates without Cause, within two years following such Change in Control (the “Protection Period”). In the event of such Change in Control pursuant to Section 5.8(b)(3) or (4) of the Plan in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act, there shall be substituted for each share of Common Stock relating to the Restricted Stock Units the number, type and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such Change in Control.

For purposes of the foregoing, “Good Reason” shall mean:

(i) There has occurred a material reduction by the Company, a Subsidiary or affiliate in your base salary in effect immediately before the beginning of the Protection Period or as increased from time to time thereafter;

(ii) The Company, a Subsidiary or affiliate, without your written consent, has required you to be relocated anywhere in excess of thirty-five (35) miles from your office location immediately before the beginning of the Protection Period, except for required travel on the business of the Company, a Subsidiary or affiliate to an extent substantially consistent with your business travel obligations immediately before the beginning of the Protection Period; or

(iii) The Company or a Subsidiary has reduced in any manner that you reasonably consider important your title, job authorities or responsibilities immediately before the beginning of the Protection Period.

You may exercise your right to terminate your employment for Good Reason by giving the Company a written notice of termination specifying in reasonable detail the circumstances constituting such Good Reason. However, the Company shall have thirty (30) days to “cure,” such that the circumstances constituting such Good Reason are eliminated. Your employment shall terminate at the end of such thirty (30)-day period only if the Company has failed to cure such circumstances constituting the Good Reason.

Your termination of employment within a Protection Period shall be for Good Reason if one of the occurrences specified in this Section 3 shall have occurred (and subject to the cure provision of the immediately preceding paragraph), notwithstanding that you may have other reasons for terminating employment, including employment by another employer that you desire to accept.

4.	Termination of Employment. In the event that you terminate employment with the Company, its affiliates, and/or its Subsidiaries for any reason, or in the event that the Company, its affiliates, and/or its Subsidiaries terminates your employment with or without Cause, all of the unvested Restricted Stock Units you hold at the time your employment terminates shall be forfeited to the Company, subject to Section 3.3 of the Plan; provided, however, that in the event your employment with the Company is terminated due to (a) death, (b) disability or (c) retirement on or after (A) age 65, (B) age 62 with a minimum of 5 years employment with or service to the Company or its Subsidiaries or affiliates or (C) age 55 with a minimum of 10 years employment with or service to the Company or its Subsidiaries or affiliates (in the case of each termination described in (A), (B) or (C), a “Retirement”), a prorated portion of the Restricted Stock Units awarded and/or credited under this Award Agreement shall vest. Such proration shall be calculated by multiplying the number of Restricted Stock Units awarded and/or credited under this Award Agreement by a fraction, the numerator of which is the number of full months that have elapsed between the Grant Date and your termination date and the denominator of which is 36. Notwithstanding the foregoing, in the event of your Retirement on or after February 5, 2019, the Restricted Stock Units shall continue to vest in accordance with Section 3 above.

5.	Voting Rights and Dividends. You do not have the right to vote any shares of Common Stock or to receive dividends on them prior to the date such shares are to be issued to you pursuant to the terms of this Award Agreement. As of each date on which dividends are paid on the shares of Common Stock, the Company shall credit to the Award additional Restricted Stock Units, the number of which shall be determined by multiplying the amount of such dividend per share of Common Stock by the number of shares of Common Stock then subject to the Award, and dividing the product thereof by the Fair Market Value of a share of Common Stock on the applicable dividend payment date.

6.	Income Tax and Social Insurance Contribution Withholding. Prior to the issuance or delivery of any shares of Common Stock, the Company or the Subsidiary or affiliate that employs you (the “Employer”) (if applicable) shall have the right to require you to pay any U.S. Federal, state, local or other taxes (including non-U.S. taxes, social insurance, payroll tax, payment on account or other tax-related withholding) (“Tax-Related Items”) which may be required to be withheld or paid in connection with the Restricted Stock Units. Such obligation shall be satisfied either:

(a) by the Company by withholding whole shares of Common Stock which would otherwise be delivered to you, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with the Restricted Stock Units (the “Tax Date”), or by the Company or Employer withholding an amount of cash which would otherwise be payable to you, in the amount necessary to satisfy any such obligation; or

(b) by you by any of the following means: (A) a cash payment to the Company or the Employer in the amount necessary to satisfy any such obligation, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to you, equal to the amount necessary to satisfy any such obligation, or (D) any combination of (A), (B) and (C).

Any fraction of a share of Common Stock that would be required to satisfy such an obligation shall be disregarded and you shall pay the remaining amount in cash.

Regardless of any action the Company or the Employer (if applicable) takes with respect to any or all Tax-Related Items, you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units or the shares of Common Stock issued upon vesting of the Units, and (ii) do not commit to structure the terms of the Award (or any aspect of the Units) to reduce or eliminate your liability for Tax-Related Items.

7.	Change of Capitalization. If, prior to the time the restrictions imposed by Section 3 of this Award Agreement on the Restricted Stock Units awarded hereunder lapse, the Company shall be reorganized or consolidated or merged with another corporation, the appropriate amount of any stock, securities or other property exchangeable for shares of Common Stock pursuant to such reorganization, consolidation or merger shall be appropriately substituted for the shares of Common Stock then subject to the Restricted Stock Units issued and/or credited hereunder.

8.	Continuation of Employment. This Award Agreement shall not confer upon you any right to continuation of employment by the Company, its affiliates, and/or its Subsidiaries, nor shall this Award Agreement interfere in any way with the Company’s, its affiliates’, and/or its Subsidiaries’ right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company, an affiliate or Subsidiary or prohibited by law.

9.	No Right to Future Grants; No Right of Employment; Extraordinary Item. In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement; (b) the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the Restricted Stock Units and any Common Stock subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the grant of Restricted Stock Units is provided for future services to the Company and its affiliates and is not under any circumstances to be considered compensation for past services; (g) in the event that you are an employee of an affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company or an employment contract with the affiliate or Subsidiary that is your employer; (h) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; (i) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Restricted Stock Units or diminution in value of the Restricted Stock Units or the shares of Common Stock, and you irrevocably release the Company, its affiliates and/or its Subsidiaries from any such claim that may arise; (j) in the event of involuntary termination of your employment, your right to receive Restricted Stock Units and vest in Restricted Stock Units and/or Common Stock under the Plan, if any, will terminate in accordance with the terms of the Plan and will not be extended by any notice period mandated under local law; furthermore, your right to vest in the Restricted Stock Units after such termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; and (k) if you are resident or employed outside the United States, neither the Company nor any of its Subsidiaries or affiliates shall be liable for any change in the value of the Restricted Stock Units, the amount realized upon settlement of the Restricted Stock Units or the amount realized upon a subsequent sale of any shares of Common Stock, resulting from any fluctuation of the United States Dollar/local currency exchange rate.

10.	Requirements of Law. The granting of Restricted Stock Units under the Plan, and the issuance or delivery of any certificate or certificates for shares of Common Stock upon the vesting of Restricted Stock Units, shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

11.

Alternative Form of Settlement in Non-U.S. Jurisdictions. Notwithstanding anything in the Agreement to the contrary, if you are resident or employed outside of the United States, the Company may, in its sole discretion, settle the Restricted Stock Units in the form of a cash payment to the extent settlement in shares of Common Stock: (i) is prohibited under local law; (ii) would require you, the Company and/or its Subsidiaries or affiliates to obtain the approval of any governmental and/or regulatory body in your country of residence (or country of employment, if different); (iii) would result in adverse tax consequences for you or the Company; or (iv) is administratively burdensome. Alternatively, the Company may, in its sole discretion, settle the Restricted Stock Units in the form of shares of Common Stock but require you to sell such shares immediately or within a specified period following your termination of employment (in which case, this Award Agreement shall give the Company the authority to issue sales instructions on your behalf).

12.	Compliance with Local Law. If you are resident or employed outside of the United States, as a condition to the grant of Restricted Stock Units, you agree to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and the Company’s Subsidiaries and affiliates, as may be required to allow the Company and the Company’s Subsidiaries and affiliates to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

13.	Employee Data Privacy. You hereby explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company, its affiliates and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company (and/or the Employer, if applicable) holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, driver’s license information, nationality, C.V. (or resume), wage history, employment references, social insurance number, resident registration number or other identification number, salary, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax-related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the company, details of all options or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Data”).

You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan including, but not limited to, the affiliates of the Company and/or Morgan Stanley Smith Barney LLC, or any successor. These third party recipients may be located in your country or elsewhere, and the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting Corporate Human Resources.

You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.

You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Corporate Human Resources.

You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact Corporate Human Resources.

Finally, upon request of the Company or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will be unable to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

14.	Compliance with Section 409A of the Code. It is intended that this Award Agreement and the Plan be exempt from the provisions of section 409A of the Code to the maximum extent permissible under law. To the extent section 409A of the Code applies to this Award Agreement and the Plan, it is intended that this Award Agreement and the Plan comply with the provisions of section 409A of the Code. This Award Agreement and the Plan shall be administered and interpreted in a manner consistent with this intent. In the event that this Award Agreement or the Plan does not comply with section 409A of the Code (to the extent applicable thereto), the Company shall have the authority to amend the terms of this Award Agreement or the Plan (which amendment may be retroactive to the extent permitted by section 409A of the Code and may be made by the Company without your consent) to avoid excise taxes and other penalties under section 409A of the Code, to the extent possible. Notwithstanding the foregoing, no particular tax result for you with respect to any income recognized by you in connection with this Award Agreement is guaranteed, and you solely shall be responsible for any taxes, penalties, interest or other losses or expenses incurred by you under section 409A of the Code in connection with this Award Agreement. To the extent any amounts under this Award Agreement are payable by reference to your “termination of employment,” such term shall be deemed to refer to your “separation from service,” within the meaning of section 409A of the Code. Notwithstanding any other provision in this Plan, if you are a “specified employee,” as defined in section 409A of the Code, as of the date of your separation from service, then to the extent any amount payable under this Award Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of section 409A of the Code, (ii) is payable upon your separation from service and (iii) under the terms of this Award Agreement would be payable prior to the six-month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of your separation from service or (b) the date of your death.

15.	Administration. This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board or the Committee may adopt for administration of the Plan.

16.

Not a Public Offering in Non-U.S. Jurisdictions. If you are resident or employed outside of the United States, neither the grant of the Restricted Stock Units under the Plan nor the issuance of the underlying shares of Common Stock upon vesting of the Restricted Stock Units is intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law. No employee of the Company is permitted to advise you on whether you should accept a grant of Restricted Stock Units under the Plan or provide you with any legal, tax or financial advice with respect to the grant of Restricted Stock Units. Before deciding to accept the grant of Restricted Stock Units, you should carefully consider all risk factors and tax considerations relevant to the acquisition of shares of Common Stock under the Plan or the disposition of them. Further, you should carefully review all of the materials related to the Restricted Stock Units and the Plan, and you should consult with your personal legal, tax and financial advisors for professional advice in relation to your personal circumstances.

17.	Insider Trading/Market Abuse Laws. You acknowledge that, depending on your or your broker’s country of residence or where the shares of Common Stock are listed, you may be subject to insider trading restrictions and/or market abuse laws that may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock or rights linked to the value of shares of Common Stock during such times you are considered to have “inside information” regarding the Company as defined in the laws or regulations in your country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis), and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy. You acknowledge that it is your responsibility to comply with any restrictions and you are advised to speak to your personal advisor on this matter.

18.	Governing Law. All questions concerning the construction, validity and interpretation of this Award Agreement and the Plan shall be governed and construed according to the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding this Award or the Plan shall be brought only in the state or federal courts of the State of Delaware.

19.	Severability. The invalidity or unenforceability of any provision of the Plan or this Award Agreement will not affect the validity or enforceability of any other provision of the Plan or this Award Agreement, and each provision of the Plan and this Award Agreement will be severable and enforceable to the extent permitted by law.

20.	Waiver: You understand that the waiver by the Company with respect to your compliance with any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach of such party of a provision of this Award Agreement.

21.	Addendum to Award Agreement. Notwithstanding any provisions of this Award Agreement to the contrary, the Restricted Stock Units shall be subject to such special terms and conditions for your country of residence (and country of employment, if different), as the Company may determine in its sole discretion and which shall be set forth in an addendum to these terms and conditions (the “Addendum”). If you transfer your residence and/or employment to another country, any special terms and conditions for such country will apply to the Restricted Stock Units to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish additional terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, the Addendum shall constitute part of these terms and conditions.

22.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents be electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

23.	English Language. If you are resident and/or employed outside of the United States, you acknowledge and agree that it is your express intent that the Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Restricted Stock Units, be drawn up in English. If you have received the Award Agreement, the Plan or any other documents related to the Restricted Stock Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

24.	Additional Requirements. The Company reserves the right to impose other requirements on the Restricted Stock Units, any shares of Common Stock acquired pursuant to the Restricted Stock Units, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

25.	Clawback Policy. This Award Agreement and the Restricted Stock Units are subject to the Company’s Policy on Recoupment of Incentive Compensation and any similar policy or policies that have been or may be adopted by the Company.

Ingredion Incorporated

By:	/s/ Diane J. Frisch
Diane J. Frisch
Title:	Senior Vice President, Human Resources

*                *                 *                *                *

Ingredion Incorporated

Addendum to the Restricted Stock Units Award Agreement

In addition to the terms of the Plan and the Award Agreement, the Restricted Stock Units are subject to the following additional terms and conditions. All defined terms contained in this Addendum shall have the same meaning as set forth in the Plan and the Award Agreement. Pursuant to Section 20 of the Award Agreement, if you transfer your residence and/or employment to another country reflected in an Addendum, the additional terms and conditions for such country (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish additional terms and conditions as may be necessary or advisable to accommodate your transfer).

ARGENTINA

Securities Law Information. The Restricted Stock Units and any shares of Common Stock to be issued pursuant to the vesting of the Restricted Stock Units are offered as a private transaction. This offering is not subject to supervision by any Argentine governmental authority.

AUSTRALIA

Shareholder Approval Requirement. Notwithstanding any provision in the Award Agreement to the contrary, you will not be entitled to, and shall not claim, any benefit under the Plan (including, without limitation, a legal right as set forth in Section 4 of the Award Agreement) if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Company’s affiliate in Australia is under no obligation to seek or obtain the approval of its shareholders for the purpose of overcoming any such limitation or restriction.

Tax Notification. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

BRAZIL

1. Labor Law Acknowledgment. You agree that (i) the benefits provided under the Award Agreement and the Plan are the result of commercial transactions unrelated to your employment; (ii) the Award Agreement and the Plan are not a part of the terms and conditions of your employment; and (iii) the income from the vesting of the Restricted Stock Units, if any, is not part of your remuneration from employment.

2. Compliance with Law. By accepting the Restricted Stock Units, you agree to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of the Restricted Stock Units, the receipt of dividends and/or the sale of shares of Common Stock acquired under the Plan.

CANADA

1. Settlement in Shares. Notwithstanding anything to the contrary in the Award Agreement, Addendum or the Plan, your Award shall be settled only in shares of Common Stock (and may not be settled in cash).

2. Use of English Language. You acknowledge and agree that it is your express wish that this Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Vous reconnaissez et consentez que c’est votre souhait exprès qui cet accord, de meme que tous documents, toutes notifications et tous procédés légaux est entré dans, donné ou instituté conformément ci-annexé ou relatant directement ou indirectement ci-annexé, est formulé dans l’anglais.

CHILE

Private Placement. The following provision shall supplement Section 16 of the Award Agreement:

The grant of the Restricted Stock Units hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement.

a)	The starting date of the offer will be the Grant Date (as defined in the Award Agreement), and this offer conforms to General Ruling no. 336 of the Chilean Superintendence of Securities and Insurance;

b)	The offer deals with securities not registered in the registry of securities or in the registry of foreign securities of the Chilean Superintendence of Securities and Insurance, and therefore such securities are not subject to its oversight;

c)	The issuer is not obligated to provide public information in Chile regarding the foreign securities, as such securities are not registered with the Chilean Superintendence of Securities and Insurance; and

d)	The foreign securities shall not be subject to public offering as long as they are not registered with the corresponding registry of securities in Chile.

a)	La fecha de inicio de la oferta será el de la fecha de otorgamiento (o “grant date”, según este término se define en el documento denominado “Award Agreement”) y esta oferta se acoge a la norma de Carácter General n° 336 de la Superintendencia de Valores y Seguros Chilena;

b)	La oferta versa sobre valores no inscritos en el registro de valores o en el registro de valores extranjeros que lleva la Superintendencia de Valores y Seguros Chilena, por lo que tales valores no están sujetos a la fiscalización de ésta;

c)	Por tratar de valores no inscritos no existe la obligación por parte del emisor de entregar en Chile información pública respecto de esos valores; y

d)	Esos valores no podrán ser objeto de oferta pública mientras no sean inscritos en el registro de valores correspondiente.

CHINA

The following provisions govern your participation in the Plan if you are a national of the People’s Republic of China (“China”) resident in mainland China, as determined by the Company in its sole discretion:

1. Exchange Control Approval. The vesting of the Restricted Stock Units is conditioned upon the Company securing all necessary approvals from the China State Administration of Foreign Exchange (“SAFE”) to permit operation of the Plan.

2. Exchange Control Restrictions. You understand and agree that, to facilitate compliance with exchange control requirements, you are required to hold the shares of Common Stock received upon settlement of the Restricted Stock Units with the Company’s designated brokerage firm until the shares of Common Stock are sold. Further, you understand and agree that you will be required to immediately repatriate to China dividends and proceeds from the sale of any shares of Common Stock acquired under the Plan.

You also understand and agree that such repatriation of proceeds may need to be effected through a special bank account established by the Company or its Subsidiary, and you hereby consent and agree that dividends and proceeds from the sale of shares of Common Stock acquired under the Plan may be transferred to such account by the Company on your behalf prior to being delivered to you and that no interest shall be paid with respect to funds held in such account. The proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to you in U.S. dollars, you understand that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to you in local currency, you acknowledge that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the shares of Common Stock are sold and the net proceeds are converted into local currency and distributed to you. You further agree to comply with any other requirements that may be imposed by the Company or its Subsidiaries in China in the future to facilitate compliance with exchange control requirements in China. You acknowledge and agree that the processes and requirements set forth herein shall continue to apply following your termination.

Notwithstanding anything to the contrary in the Plan or the Award Agreement, in the event of your termination of employment for any reason, you will be required to sell all shares of Common Stock issued pursuant to the Plan no later than 120 days after your employment termination date (or such shorter period as may be required by the SAFE or the Company) (the “Mandatory Sale Date”), and repatriate the sales proceeds to China in the manner designated by the Company. You understand that any shares of Common Stock you hold under the Plan that have not been sold by the Mandatory Sale Date will automatically be sold by the Company’s designated broker at the Company’s direction (on your behalf pursuant to this authorization without further consent).

3. Administration. Neither the Company nor any of its subsidiaries shall be liable for any costs, fees, lost interest or dividends or other losses you may incur or suffer resulting from the enforcement of the terms of this Addendum or otherwise from the Company’s operation and enforcement of the Plan, the Award Agreement and the Restricted Stock Units in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.

The above requirements will not apply to non-Chinese nationals, unless otherwise required by the Company or by SAFE.

COLOMBIA

Securities Law Information. The shares of Common Stock are not and will not be registered with the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores). Therefore, the shares of Common Stock may not be offered to the public in Colombia. Nothing in the Award Agreement should be construed as making a public offer of securities in Colombia.

DENMARK

Treatment of Restricted Stock Units upon Termination. Notwithstanding any provisions in the Award Agreement to the contrary, if you are determined to be an “Employee,” as defined in Section 2 of the Danish Act on the Use of Rights to Purchase or Subscribe for Shares etc. in Employment Relationships (the “Stock Option Act”), the treatment of the Restricted Stock Units upon termination shall be governed by Sections 4 and 5 of the Stock Option Act. However, if the provisions in the Award Agreement or the Plan governing the treatment of the Restricted Stock Units upon a termination are more favorable, the provisions of the Award Agreement or the Plan will govern. You acknowledge having received an “Employer Information Statement” in Danish.

GERMANY

No country-specific provisions.

JAPAN

No country-specific provisions.

MEXICO

1. Commercial Relationship. You expressly recognize that your participation in the Plan and the Company’s grant of the Restricted Stock Units do not constitute an employment relationship between you and the Company. You have been granted the Restricted Stock Units as a consequence of the commercial relationship between the Company and the Company’s affiliate in Mexico that employs you, and the Company’s local affiliate in Mexico is your sole employer. Based on the foregoing, (a) you expressly recognize the Plan and the benefits you may derive from your participation in the Plan do not establish any rights between you and the Company’s affiliate in Mexico that employs you, (b) the Plan and the benefits you may derive from your participation in the Plan are not part of the employment conditions and/or benefits provided by the Company’s affiliate in Mexico that employs you, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of your employment with the Company’s affiliate in Mexico that employs you.

2. Extraordinary Item of Compensation. You expressly recognize and acknowledge that your participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as your free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, the Award Agreement and this Addendum. As such, you acknowledge and agree that the Company may, in its sole discretion, amend and/or discontinue your participation in the Plan at any time and without any liability. The value of the Award is an extraordinary item of compensation outside the scope of your employment contract, if any. The Award is not part of your regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Employer.

PERU

1. Labor Law Acknowledgement. By accepting the grant of Restricted Stock Units, you acknowledge, understand and agree that the Restricted Stock Units are being granted ex gratia to you with the purpose of rewarding you.

2. Securities Law Information. The grant of Restricted Stock Units is considered a private offering in Peru; therefore, it is not subject to registration. For more information concerning this offer, please refer to the Plan, the Award Agreement and any other grant documents made available to you by the Company.

SINGAPORE

Securities Law Information. The grant of the Award under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (the “SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore and is not regulated by any financial supervisory authority pursuant to any legislation in Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. You should note that, as a result, the Award is subject to section 257 of the SFA and you will not be able to make: (a) any subsequent sale of shares of Common Stock underlying the Award in Singapore; or (b) any offer of such subsequent sale of shares of Common Stock subject to the Award in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

SOUTH AFRICA

1. Withholding Taxes. The following provision supplements Section 6 of the Award Agreement:

By accepting the Restricted Stock Units, you agree to notify the Employer of the amount of any gain realized upon vesting of the Restricted Stock Units. If you fail to advise the Employer of the gain realized upon vesting of the Restricted Stock Units, you may be liable for a fine. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

2. Exchange Control Obligations. You are solely responsible for complying with applicable exchange control regulations and rulings (the “Exchange Control Regulations”) in South Africa. As the Exchange Control Regulations change frequently and without notice, you should consult your legal advisor prior to the acquisition or sale of shares of Common Stock under the Plan to ensure compliance with current Exchange Control Regulations. Neither the Company nor any of its Subsidiaries or affiliates will be liable for any fines or penalties resulting from your failure to comply with applicable laws.

3. Securities Law Information and Acceptance of the Restricted Stock Units. Neither the Restricted Stock Units nor the underlying shares of Common Stock shall be publicly offered or listed on any stock exchange in South Africa. The offer is intended to be private pursuant to Section 96 of the Companies Act and is not subject to the supervision of any South African governmental authority.

The Restricted Stock Units offer must be finalized on or before the 60th day following the Grant Date. If you do not want to accept the Restricted Stock Units, you must decline the Restricted Stock Units no later than the 60th day following the Grant Date. If you do not decline the Restricted Stock Units on or before the 60th day following the Grant Date, you will be deemed to accept the Restricted Stock Units.

SOUTH KOREA

Employee Data Privacy. By accepting this Award Agreement:

1.	You agree to the collection, use, processing and transfer of Data as described in Section 13 of the Award Agreement; and

2.	You agree to the processing of your unique identifying information (resident registration number) as described in Section 13 of the Award Agreement.

THAILAND

No country-specific provisions.

UNITED KINGDOM

1. Tax-Related Items. Without limiting the effect of Section 6 of the Award Agreement, you hereby agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or (if different) the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also hereby agree to indemnify and keep indemnified the Company and (if different) your Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).

2. Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to the Award, whether or not as a result of the termination of your employment with the Company or its Subsidiaries or affiliates for any reason whatsoever (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Award. Upon the grant of the Restricted Stock Units, you shall be deemed irrevocably to have waived any such entitlement.

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